                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   Form 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



   Date of Report (Date of earliest event reported):      July 10, 1996
                                                         ----------------------



                         SunGard/(R)/ Data Systems Inc.
             (Exact name of registrant as specified in its charter)


        DELAWARE                      7379                     51-0267091
(State or other jurisdication (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization Classification Code Number)   Identification No.)

      1285 DRUMMERS LANE, WAYNE, PENNSYLVANIA                        19087
      (Address of principal executive offices)                    (Zip Code)




    Registrant's Telephone Number, including Area Code:    (610) 341-8700
                                                          ------------------



- --------------------------------------------------------------------------------
         (Former name and former address, if changed since last report)

Item 7.  Financial Statements and Exhibits
         ---------------------------------

          (a) Combined Financial Statements of NCS Financial Systems, Inc. and NCS-IPB S.A. (collectively, "NCSF"), attached hereto as Appendix I.

               (1)  Report of Independent Auditors dated July 25, 1996.

               (2) Combined Balance Sheet as of June 30, 1996 (unaudited) and January 31, 1996.

               (3) Combined Statement of Income for the six months ended June 30, 1996 and 1995 (unaudited) and for the year ended January 31, 1996.

               (4) Combined Statement of Cash Flows for the six months ended June 30, 1996 and 1995 (unaudited) and for the year ended January 31, 1996.

               (5)  Notes to Combined Financial Statements.

          (b) Unaudited Pro Forma Condensed Combined Financial Information of SunGard Data Systems Inc. and NCSF, attached hereto as Appendix II.

               (1) Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995.

               (2) Unaudited Pro Forma Combined Statement of Income for the six months ended June 30, 1996.

               (3) Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996.

               (4) Notes to Unaudited Pro Forma Condensed Combined Financial Information.

          (c)  Exhibits.

                2.1 Stock Purchase and Sale Agreement dated May 30, 1996 by and among SunGard Data Systems Inc., National Computer Systems, Inc. and NCS Holdings, Inc. (Incorporated by reference to
                    Exhibit 2.1 filed with SunGard's Current Report on Form 8-K dated May 30, 1996.)

               23.1 Consent of Ernst & Young LLP

                                  APPENDIX I

                         Combined Financial Statements

                          NCS Financial Systems, Inc.
                                and NCS-IPB S.A.

                          Year ended January 31, 1996

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

                         Combined Financial Statements

                          Year ended January 31, 1996



                                   Contents


Report of Independent Auditors..........................................  1

Audited Combined Financial Statements

Combined Balance Sheet..................................................  2
Combined Statement of Income............................................  4
Combined Statement of Cash Flows........................................  5
Notes to Combined Financial Statements..................................  6


[LOGO FOR ERNST & YOUNG LLP APPEARS HERE]
                              [_]1400 Pillsbury Center    [_]Phone 612 343 1000
                                 Minneapolis
                                 Minnesota 55402-1491




                         Report of Independent Auditors


Board of Directors
NCS Financial Systems, Inc.
  and NCS-IPB S.A.

We have audited the accompanying combined balance sheet of NCS Financial Systems, Inc. and NCS-IPB S.A. as of January 31, 1996, and the related combined statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of NCS Financial Systems, Inc. and NCS-IPB S.A. at January 31, 1996, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



July 25, 1996                                    /s/Ernst & Young LLP

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

                            Combined Balance Sheet

                            (Dollars in thousands)


                                                       January 31,    June 30,
                                                           1996         1996
                                                       -----------------------
                                                                     (Unaudited)

Assets
Current assets:
 Cash and cash equivalents                               $    20       $    66
 Receivables, less allowance for doubtful accounts
  of $291:
  Trade                                                   11,612         9,299
  Other                                                      916           921
 Inventories                                                 404           337
 Prepaid expenses and other                                1,205           888
                                                       -----------------------
Total current assets                                      14,157        11,511

Property, plant and equipment:
 Land, buildings and improvements                            694           694
 Machinery and equipment                                  11,459        12,091
 Equipment held for lease                                    463           762
 Accumulated depreciation                                 (8,240)       (9,448)
                                                       -----------------------
                                                           4,376         4,099
Other assets, net
 Acquired and internally developed software (net)         11,357        11,567
 Installment receivables                                   2,608         2,590
 Other assets                                                601           540
                                                       -----------------------
                                                          14,566        14,697
                                                       -----------------------
 Total assets                                            $33,099       $30,307
                                                       =======================

                                                    January 31,   June 30,
                                                       1996         1996
                                                  -------------------------
                                                                (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
 Notes payable                                         $ 1,531   $ 1,412
 Accounts payable                                        2,661     1,804
 Accrued expenses                                        5,269     3,835
 Deferred income                                         2,372     1,760
 Income taxes                                            1,076     1,076
                                                  -------------------------
Total current liabilities                               12,909     9,887

Deferred income taxes                                    4,010     4,010

Commitment and contingencies

Stockholders' equity:
 Common Stock - NCS-IPB S.A.:
  700 shares authorized, issued and outstanding             78        78
 Paid-in capital - NCS-IPB S.A.                            472       472
 Accumulated deficit - NCS-IPB S.A.                       (481)   (2,601)
 NCS investment in Division                             16,041    18,369
 Cumulative translation adjustment                          70        92
                                                  -------------------------
Total stockholders' equity                              16,180    16,410

                                                  -------------------------
Total liabilities and stockholders' equity             $33,099   $30,307
                                                  =========================

See accompanying notes.
                                                                               3

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

                         Combined Statement of Income

                            (Dollars in thousands)


                                                 Year ended    Six Months ended
                                                 January 31,        June 30
                                                    1996       1996      1995
                                                --------------------------------
                                                                  (Unaudited)
Revenues:
 Net sales                                           $35,056   $17,424   $14,160
 Maintenance and support                              23,037    11,344    11,601
                                                --------------------------------
Total revenues                                        58,093    28,768    25,761

Costs of revenues:
 Cost of sales                                        18,700    10,511     7,369
 Cost of maintenance and support                      14,415     7,383     7,286
                                                --------------------------------
Gross profit                                          24,978    10,874    11,106

Operating expenses:
 Sales and marketing                                   6,229     3,345     3,021
 Research and development                              5,448     1,818     3,001
 General and administrative                            4,268     2,174     2,279
                                                --------------------------------
Income from operations                                 9,033     3,537     2,805

Other income (expense):
 Interest expense                                        (35)      (31)      (11)
 Other income (expense), net                             251       106       (14)
                                                --------------------------------
Income before income taxes                             9,249     3,612     2,780
Provision for income taxes                             3,570     1,369     1,065
                                                --------------------------------
Net income                                           $ 5,679   $ 2,243   $ 1,715
                                                ================================

See accompanying notes.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

                       Combined Statement of Cash Flows

                            (Dollars in thousands)


                                              Year ended      Six Months ended
                                              January 31,         June 30,
                                                 1996         1996         1995
                                             ----------------------------------
                                                                    (Unaudited)
Operating activities
Net income                                     $  5,679     $ 2,243      $ 1,715
Depreciation and amortization                     4,446       2,541        1,976
Deferred income taxes                               562           -            -
Changes in operating assets
 and liabilities:
Accounts receivable                                 550      (1,512)       2,433
Inventory and other current
 assets                                            (775)        308         (343)
Accounts payable and accrued
 expenses                                          (322)       (623)        (323)
Deferred income                                     351         413          310
                                             -----------------------------------
Net cash provided by
 operating activities                            10,491       3,370        5,768

Investing activities
Purchases of property, plant
 and equipment                                   (1,630)       (689)        (919)
Product software development                     (4,606)     (1,994)      (1,926)
Net cash (invested in)
 received from subsidiary                        (5,283)      1,132       (2,672)
Other - net                                          35      (1,524)        (988)
                                             -----------------------------------
Net cash used in investing
 activities                                     (11,484)     (3,075)      (6,505)

Financing activities
Net proceeds (repayments) of
 other borrowings                                   870        (252)         616
                                             -----------------------------------
Net cash provided by (used
 in) financing activities                           870        (252)         616
                                             -----------------------------------

(Decrease) increase in cash
 and cash equivalents                              (123)         43         (121)
Cash and cash equivalents -
 beginning of period                                143          23          123
                                             -----------------------------------
Cash and cash equivalents -
 end of period                                 $     20     $    66       $    2
                                             ===================================

See accompanying notes.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

                    Notes to Combined Financial Statements

                               January 31, 1996


1. Accounting Policies

Description of Business

NCS Financial Systems, Inc. and NCS-IPB S.A. design, develop and market asset management software, primarily for bank trust departments. This includes systems for personal trust asset management for individuals and corporate trust applications such as stock and bond transfer systems.

Basis of Presentation

The 1995 financial statements are presented on a combined basis and include the accounts of NCS Financial Systems, Inc. and NCS-IPB S.A. (combined, the "Company"), which are wholly-owned subsidiaries of National Computer Systems, Inc. ("NCS"). Upon combination, all significant intercompany accounts and transactions are eliminated. All numbers shown are in thousands, unless otherwise indicated.

Use of Estimates

The combined financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Those assumptions and estimates are subject to constant revision, and actual results could differ from those estimates.

Cash and Equivalents

All investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are carried at cost which approximates fair market value.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)


1. Accounting Policies (continued)

Property, Plant and Equipment

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Significant improvements are capitalized to property, plant and equipment accounts, while maintenance and repairs are expensed currently. Rental income from equipment held for lease is recognized as earned using the operating method of accounting for such leases. Depreciation is based on the assets' estimated useful lives ranging from two to forty years.

Revenue Recognition

Revenue from software product sales, fixed fee software licensing and support, and hardware maintenance is recognized in accordance with AICPA Statement of Position 91-1, Software Revenue Recognition. Revenue from product sales and software licensing is recognized at the time of shipment, except in instances where material fulfillment obligations exist beyond shipment. In such cases, revenue is not recognized until such obligations are substantially fulfilled or is recognized in accordance with specific contract terms. Hardware maintenance and software support revenues are recognized ratably over the contractual period. Revenue from other services is recognized when such service is performed. In addition, the Company periodically sells the contracts resulting from software licensing agreements and hardware leases to third-party finance companies.

Impairment of Long-Lived Assets

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. The Company will be subject to SFAS No. 121 in the quarter ending April 30, 1996 and, based on current estimates and assumptions, believes the effect of adoption will not be material.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)



1. Accounting Policies (continued)

Allocated Expenses

The Company has certain expenses reflected in its financial statements which have been allocated from National Computer Systems, Inc. These expenses include employee benefits and computer systems charges, and are allocated based on gross payroll and computer usage, respectively. Management believes that the allocation method used is reasonable, and approximates the actual costs that would have been incurred if the Company had operated as an unaffiliated entity.

Interim Financial Information

The accompanying financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.




2. Acquired and Internally Developed Software Products

Acquired software product amounts originate from the allocation of purchase prices of acquired companies and direct acquisition of software or rights of software. These products are generally large, complex, mission-critical application software packages with established market positions. Products in this category are generally assigned lives of five years. Internally developed software products represent costs capitalized in accordance with Statement of Financial Accounting Standards No. 86. Accordingly, software production costs incurred subsequent to establishing technological feasibility, as defined, are capitalized. Amortization of these products is computed on a product-by-product basis ratably as a percentage of estimated revenue, subject to minimum straight-line amortization over the products' estimated useful lives of two to five years. Expected revenues and useful lives are estimates which are subject to changes in technology and marketplace requirements and are, therefore, subject to revision. The Company periodically evaluates its software products for impairment by comparison of the carrying value of the product against anticipated product margins. The carrying value is adjusted, if necessary.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)



2. Acquired and Internally Developed Software Products (continued)

A summary of software activity is as follows:

                                               Internally  Accumulated
                                     Acquired   Developed  Amortization  Total
                                    -------------------------------------------
Balance at January 31, 1995         $10,720      $4,905     $(6,178)   $ 9,447
 Additions                              516       4,090           -      4,606
 Dispositions                          (381)          -           -       (381)
 Amortization                             -           -      (2,315)    (2,315)
                                    -------------------------------------------
Balance at January 31, 1996         $10,855      $8,995     $(8,493)   $11,357
                                    ===========================================

3. Recourse Liability

The Company periodically sells certain hardware leases and software licensing agreements to a finance company, which may include recourse provisions to the Company. As of January 31, 1996, the Company's maximum recourse liability was $1,850.

4. Leases

The Company leases office facilities under noncancelable operating leases which expire in various years through 2001. Rental expense for all operating leases was $2,151. Future minimum rental expense as of January 31, 1996, for noncancelable operating leases with initial or remaining terms in excess of one year is $4,881 and is payable in the years ending January 31, as follow: 1997-- $1,644; fiscal 1998--$1,511; fiscal 1999--$729; fiscal 2000--$465; fiscal 2001--
$180.

                         NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)



5. Credit Arrangements

The Company has an $825 unsecured revolving credit facility that terminates on October 31, 1996. Interest on debt outstanding under this facility is fixed monthly as a function of market conditions, based on the London Interbank Offered Rate (LIBOR) in relation to the Swiss Franc. On January 31, 1996, the interest rate was at 3.31%, which is approximately 1.50% above LIBOR. The revolving credit facility is guaranteed by NCS.

The Company also has a $990 unsecured revolving credit facility with an open ended termination date. Interest on debt outstanding under this credit facility is 6.25%. The revolving credit facility allows the bank, on behalf of the Company, to issue letters of credit against the facility. The letters of credit reduce the available borrowings of the facility. As of January 31, 1996, letters of credit totaling $206 had been issued. The revolving credit facility is guaranteed by NCS.

6. Income Taxes

The components of the provision for income taxes are as follows:

                                             Current
                                      ----------------------
                                      Federal State  Foreign  Deferred  Total
                                      ----------------------  ---------------
 Year ended January 31, 1996          $2,844   $366   $(202)   $562    $3,570

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of January 31, 1996 are as follows:

Deferred tax assets:
 Foreign operating loss carryforwards                                  $100
 Reserves for uncollectibles                                            109
 Other                                                                   27
                                                                      -----
Total deferred tax assets                                               236

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)



6. Income Taxes (continued)


Deferred tax liabilities:
 Net capitalized software                        $2,754
 Accelerated depreciation                           350
 Installment sales                                1,142
                                                --------
Total deferred tax liabilities                    4,246
                                                --------
Net deferred tax liabilities                     $4,010
                                                ========

A reconciliation of the Company's statutory and effective tax rate is presented below:

                                                  1995
                                                -------
Statutory rate                                    35.0%
State income taxes net of federal benefit          4.0
Research and development credits                   (.3)
Foreign operating losses                          (2.2)
Other, net                                         2.1
                                                --------
Effective rate                                    38.6%
                                                ========

7. Employee Benefit Plans

Employee Savings Plan

The Company participates in the qualified 401(k) Employee Savings Plan of National Computer Systems, Inc. Employees can contribute a maximum of 15% of their gross wages and NCS contributions are discretionary. The NCS matching contributions to the Plan on behalf of the Company were $282.

Employee Stock Ownership Plan

The Company participates in the Employee Stock Ownership Plan (ESOP) of National Computer Systems, Inc. covering substantially all employees. Benefits, to the extent vested, become available upon retirement or termination of employment. The NCS contribution to the Plan on behalf of the Company was $151.

                          NCS Financial Systems, Inc.
                               and NCS-IPB S.A.

              Notes to Combined Financial Statements (continued)


8. Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107 requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the estimates and assumptions used, including the discount rate and estimates of future cash flows.

At January 31, 1996, the carrying value of the Company's financial investments approximated their fair value at that date.

9. Geographic Information

                                            Operating
                                Net           Income
                               Revenue        (Loss)        Assets
                             ----------------------------------------
Fiscal 1995:
  United States               $  50,386       $  9,563      $  29,112
  Foreign                         7,707           (530)         3,987
                             -----------------------------------------
                              $  58,093       $  9,033      $  33,099
                             =========================================

10. Subsequent Event

On July 10, 1996, NCS sold their interest in the Company to SunGard Data Systems Inc.

                                  APPENDIX II

     Unaudited Pro Forma Condensed Combined Financial Information

     The Unaudited Pro Forma Combined Statements of Income assume that the acquisition of NCS Financial Systems, Inc. and NCS-IPB S.A. (collectively,"NCSF") had occurred on January 1, 1995, combining the results of SunGard Data Systems Inc. ("SunGard" or the "Company") and NCSF for the six
months ended June 30, 1996 and for the year ended December 31, 1995.   The
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996 reflects the acquisition as if it had occurred on June 30, 1996. The pro forma information is based on the historical financial statements of the Company and NCSF after giving effect to the acquisition using the purchase method of accounting and assumptions and adjustments considered appropriate by the Company, certain of which are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the acquisition had occurred on the dates indicated or of the results that may be obtained in the future.

     The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the historical financial statements and the related notes thereto of SunGard and NCSF. The historical financial statements of NCSF
and the related notes thereto are included herein.   The historical financial
statements of SunGard and the related notes thereto have been previously filed with the Securities and Exchange Commission and are available from SunGard upon written request.

                           SunGard Data Systems Inc.
               Unaudited Pro Forma Combined Statement of Income
                         Year Ended December 31, 1995
                   (In thousands, except per share amounts)

                                                             -----------------------------------------------------------------------
                                                              SunGard Data     NCS Financial        Pro Forma            Pro Forma
                                                              Systems Inc.     Systems, Inc. (2)   Adjustments (3)        Combined
                                                             -----------------------------------------------------------------------
                                                             -----------------------------------------------------------------------
Revenues.................................................  $       532,628   $        58,093     $          -        $       590,721
                                                             -----------------------------------------------------------------------
Costs and expenses:
  Cost of sales and direct operating.....................          234,011            28,669                -                262,680
  Sales, marketing and administration....................          109,226            10,497                -                119,723
  Product development....................................           50,338             5,448                -                 55,786
  Depreciation of property and equipment.................           30,807             2,131                -                 32,938
  Amortization of intangible assets......................           23,932             2,315              4,700 (4)           30,947
  Merger costs...........................................            4,238               -                  -                  4,238
                                                             -----------------------------------------------------------------------
                                                                   452,552            49,060              4,700              506,312
                                                             -----------------------------------------------------------------------
Income from operations...................................           80,076             9,033             (4,700)              84,409
  Interest income, net...................................            5,036               216             (4,275)(5)              977
                                                             -----------------------------------------------------------------------
Income before income taxes...............................           85,112             9,249             (8,975)              85,386
  Income taxes...........................................           36,440             3,570             (3,635)(6)           36,375
                                                             -----------------------------------------------------------------------

Net income...............................................  $        48,672   $         5,679     $       (5,340)     $        49,011
                                                             =======================================================================

Fully diluted net income per common share (1)............  $          1.23                                           $          1.24
                                                             =======================================================================

Shares used to compute fully diluted net income per
  common share (1).......................................           39,668                                                    39,668
                                                             =======================================================================

Fully diluted net income per common share excluding
  merger costs (1).......................................  $          1.33                                           $          1.34
                                                             =======================================================================


                      See accompanying notes to unaudited pro forma condensed combined financial information.

                           SunGard Data Systems Inc.
               Unaudited Pro Forma Combined Statement of Income
                        Six Months Ended June 30, 1996
                   (In thousands, except per share amounts)

                                                        --------------------------------------------------------------------
                                                          SunGard Data    NCS Financial      Pro Forma          Pro Forma
                                                          Systems Inc.     Systems, Inc.    Adjustments (3)      Combined
                                                        --------------------------------------------------------------------
                                                        --------------------------------------------------------------------
Revenues............................................... $      305,366  $        28,768  $           -      $       334,134
                                                        --------------------------------------------------------------------

Costs and expenses:
  Cost of sales and direct operating...................        136,761           15,651              -              152,412
  Sales, marketing and administration..................         61,410            5,519              -               66,929
  Product development..................................         26,857            1,818              -               28,675
  Depreciation of property and equipment...............         17,636            1,075              -               18,711
  Amortization of intangible assets....................         13,857            1,168            2,350 (4)         17,375
  Merger costs.........................................            -                -                -                  -
                                                        --------------------------------------------------------------------
                                                               256,521           25,231            2,350            284,102
                                                        --------------------------------------------------------------------
Income from operations.................................         48,845            3,537           (2,350)            50,032
  Interest income, net.................................          3,005               75           (2,375)(5)            705
                                                        --------------------------------------------------------------------
Income before income taxes.............................         51,850            3,612           (4,725)            50,737
  Income taxes.........................................         20,999            1,369           (1,914)(6)         20,454
                                                        --------------------------------------------------------------------
Net income............................................. $       30,851  $         2,243  $        (2,811)   $        30,283
                                                        ====================================================================

Fully diluted net income per common share (1).......... $         0.72                                      $          0.70
                                                        ====================================================================

Shares used to compute fully diluted net income per
common share (1)....................................... $       42,981                                      $        42,981
                                                        ====================================================================

Fully diluted net income per common share excluding
merger costs (1)......................................  $         0.72                                      $          0.70
                                                        ====================================================================

  See accompanying notes to unaudited pro forma condensed combined financial information.

                           SunGard Data Systems Inc.
             Unaudited Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1996
                                (In thousands)


                                                          -------------------------------------------------------------------
                                                           SunGard Data    NCS Financial      Pro Forma           Pro Forma
                                                           Systems Inc.     Systems, Inc.    Adjustments (3)       Combined
                                                          -------------------------------------------------------------------
Assets:
Current:
   Cash, equivalents and short-term investments.......  $       118,123  $            66  $       (95,000)(7) $        23,189
   Accounts receivable, net...........................          130,901           10,220              -               141,121
   Prepaid expenses and other current assets..........           22,962            1,225             (382)(8)          23,805
   Deferred income taxes..............................            9,248              -                -                 9,248
                                                         --------------------------------------------------------------------
       Total current assets...........................          281,234           11,511          (95,382)            197,363
Property and equipment, net...........................           97,497            4,099              674 (8)         102,270
Software products, net................................           33,023           11,567           19,661 (8)          64,251
Goodwill and other intangible assets, net.............          185,836            3,130           24,938 (8)         213,904
                                                         --------------------------------------------------------------------
                                                        $       597,590  $        30,307  $       (50,109)    $       577,788
                                                         ====================================================================







Liabilities and Stockholders' Equity:
Current:
   Short-term and current portion of long-term debt...  $         3,098  $         1,412  $           -       $         4,510
   Accounts payable and accrued expenses..............           50,111            5,639            7,168 (9)          62,918
   Accrued income taxes...............................           10,462            1,076              -                11,538
   Deferred revenues..................................           70,970            1,760            5,792 (10)         78,522
                                                         --------------------------------------------------------------------
       Total current liabilities......................          134,641            9,887           12,960             157,488
Long-term debt........................................            3,290              -                -                 3,290
Deferred income taxes.................................            4,514            4,010          (24,406)(11)        (15,882)
Stockholders' equity..................................          455,145           16,410          (38,663)(12)        432,892
                                                         --------------------------------------------------------------------
                                                        $       597,590  $        30,307  $       (50,109)    $       577,788
                                                         ====================================================================

  See accompanying notes to unaudited pro forma condensed combined financial information.

                           SunGard Data Systems Inc.
     Notes to Unaudited Pro Forma Condensed Combined Financial Information



(1) Adjusted to reflect two-for-one stock split which occurred in July 1995.

(2) The NCS Financial Systems, Inc. (NCSF) fiscal year ends on January 31, 1996; therefore, the combined statement of income for NCSF is for the period February 1, 1995 through January 31, 1996.

(3) The Company has engaged a nationally recognized, independent appraisal firm to express an opinion on the fair market value of the assets acquired to serve as the basis for allocation of the purchase price to the various classes of assets acquired. This appraisal is not yet completed; therefore, the allocation and resulting purchase price amortization included in these pro forma financial statements are preliminary estimates and are subject to change. The Company expects to record a one-time charge of approximately $37.0 million (approximately $22.0 million net of income tax benefit), representing that portion of the purchase price related to acquired in-process research and development. Acquired in-process research and development represents the value of software products still in development and not considered to have reached technological feasibility as of the date of acquisition. This one-time charge is not included in the pro forma income statement since this charge is non-recurring in nature, directly attributable to the acquisition, and will be charged to operations by the Company in the third quarter of 1996.

(4) Estimated increase in amortization of intangible assets resulting from the purchase of NCSF.

(5) Estimated reduction in interest income resulting from the use of $95.0 million cash to acquire NCSF.

(6) Assumed income tax effect of the pro forma adjustments, using an effective income tax rate of 40.5%.

(7) Represents cash purchase price of $95.0 million.

(8) Estimated adjustments to fair market value.

(9) Estimated costs associated with commitments for excess NCSF facilities, reduction of NCSF employee workforce, costs directly associated with the acquisition, and other items.

(10)Estimated obligations associated with future work to be performed in connection with contractual commitments.

(11)Estimated tax effect of differences between book and tax basis of assets acquired and liablilities assumed at the date of acquisition.

(12)Includes estimated acquired in-process research and development, net of estimated income tax benefit (see 3 above).

                                 SIGNATURE
                                 ---------


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  September 20, 1996

                                 SUNGARD DATA SYSTEMS INC.


                                 By:  /s/ Michael J. Ruane
                                      ----------------------------------
                                      Michael J. Ruane
                                      Vice President-Finance and
                                      Chief Financial Officer

                                 Exhibit Index
                                 -------------
Exhibit
- -------

 2.1 Stock Purchase and Sale Agreement dated May 30, 1996 by and among SunGard Data Systems Inc., National Computer Systems, Inc. and NCS Holdings, Inc. (Incorporated by reference to Exhibit 2.1 filed with SunGard's Current Report on Form 8-K dated May 30, 1996.)


23.1      Consent of Ernst & Young LLP